Exhibit 99.1

Prime Medicine Reports Second Quarter 2026 Financial Results and Provides Business Updates
-- IND and CTA clearances in the United States and New Zealand establish a global Phase 1/2 program for PM577a in Wilson disease; study startup activities underway, with initial clinical data in 2027 --
-- Favorable arbitration resolution with Beam Therapeutics affirms Prime Medicine’s rights to PM647 in Alpha-1 Antitrypsin Deficiency; IND and/or CTA submission expected in 3Q 2026, with initial clinical data in 2027 --
-- FDA grants Regenerative Medicine Advanced Therapy designation to PM359; continued regulatory engagement with the FDA toward a BLA submission for PM359 in 1H 2027 --
-- Cash, cash equivalents, investments, and restricted cash of $108.8 million as of June 30, 2026, providing cash runway into 2027 --
Cambridge, Mass., August 6, 2026 – Prime Medicine, Inc. (Nasdaq: PRME), a biotechnology company committed to delivering a new class of differentiated one-time curative genetic therapies, today reported financial results for the quarter ended June 30, 2026 and provided a business update.
"We have continued to deliver on the focused strategy we laid out last year," said Allan Reine, M.D., Chief Executive Officer of Prime Medicine. "Wilson disease is now cleared to enter the clinic in two geographies. Our rights in Alpha-1 Antitrypsin Deficiency are secure, and the program is advancing toward regulatory submission. And in CGD, where Prime Editing has already shown it can correct disease in humans, we are working toward a BLA filing, and delivering this therapy to patients in need. The opportunity ahead of us is to demonstrate that same potential effect in vivo, in two of the largest genetic diseases targeting the liver."
Dr. Reine continued, “We are now entering a transformative phase of growth and value creation potential that extends well beyond this year. We expect to initiate our global Phase 1/2 study of PM577a in the second half of 2026 and to submit an IND and/or CTA for PM647 in the third quarter, with initial clinical data from both programs anticipated in 2027. Alongside our progress toward a potential BLA for PM359, these milestones have the potential to significantly expand the clinical evidence supporting Prime Editing and advance our goal of bringing the first Prime Editing therapies to patients.”
Prime Medicine’s Pipeline:
Prime Medicine is advancing in vivo programs to cure two of the largest genetic diseases originating in the liver, Wilson disease (WD) and Alpha-1 Antitrypsin Deficiency (AATD). Following clearance of the Company’s Investigational New Drug (IND) application in the United States and Clinical Trial Application (CTA) in New Zealand, PM577a is progressing into a global Phase 1/2 program and study startup activities are underway. Additionally, Prime Medicine expects to submit an IND and/or CTA for PM647 in AATD in the third quarter of 2026. Initial clinical data from both programs are expected in 2027.
Prime Medicine is also advancing an in vivo Cystic Fibrosis (CF) program with support from the Cystic Fibrosis Foundation and Prime Edited CAR-T products for hematology, immunology and oncology in partnership with Bristol Myers Squibb. Additionally, following positive proof-of-concept data from the first two patients treated in its Phase 1/2 study of PM359 for the treatment of chronic granulomatous disease (CGD), and the recent grant of Regenerative Medicine Advanced Therapy (RMAT) designation, Prime Medicine continues to engage in regulatory dialogue with the U.S. Food and Drug Administration (FDA) toward a potential Biologics License Application (BLA) filing for PM359.

Recent Corporate Updates:
Wilson Disease (PM577a)
In June 2026, the New Zealand Medicines and Medical Devices Safety Authority (Medsafe) cleared the Company’s CTA for PM577a, the first clinical authorization for an in vivo Prime Editing therapy from Prime Medicine. In July 2026, the FDA cleared the Company’s IND application for PM577a, opening participation to patients in the United States, where the ATP7B H1069Q variant that PM577a targets is the single most common cause of WD.
Together, the two clearances establish a global Phase 1/2 program. The open-label, first-in-human study will evaluate the safety, tolerability, biological activity and efficacy of ascending doses of PM577a in adults and adolescents with WD, initially enrolling adults who are clinically stable on standard-of-care therapy. Prime Medicine has initiated study startup activities, with initial clinical data anticipated in 2027.
Alpha-1 Antitrypsin Deficiency (PM647)
In July 2026, Prime Medicine announced a positive, binding resolution of its previously disclosed arbitration with Beam Therapeutics, Inc. relating to the parties’ 2019 Collaboration and License Agreement. The Tribunal declared that PM647 is within Prime Medicine’s “Field” as defined by the agreement, that Prime Medicine did not breach the agreement, and that Prime Medicine owes no monetary damages.
PM647 leverages Prime Medicine’s universal liver lipid nanoparticle (LNP) to correct the E342K (PiZ) mutation in the SERPINA1* gene, the most prevalent disease-causing mutation in AATD. In fully humanized mouse models, treatment with PM647 achieved high levels of editing efficiency and restored the corrected protein isoform (M-AAT) into the healthy human range at clinically relevant doses.
PM647 is built on the same universal liver LNP delivery approach that underpins PM577a. Prime Medicine expects to draw on its experience with PM577a as it advances PM647 toward the clinic, and to benefit from the efficiencies and learnings enabled by its modular approach. Prime Medicine expects to submit an IND and/or CTA for PM647 in the third quarter of 2026, with initial clinical data expected in 2027.
Chronic Granulomatous Disease (PM359)
In June 2026, the FDA granted RMAT designation to PM359 based on Phase 1/2 clinical data, including data previously published in The New England Journal of Medicine. RMAT provides the benefits of intensive FDA guidance and expedited review, including discussions on surrogate or intermediate endpoints that may support accelerated approval and eligibility for rolling and priority review of a future BLA.
PM359 has now received RMAT, Fast Track, Orphan Drug, and Rare Pediatric Disease designations from the FDA. Prime Medicine continues to engage with the FDA on the most efficient path to a BLA submission planned for the first half of 2027.
Upcoming Milestones
•Continue study startup activities for the global Phase 1/2 clinical trial of PM577a in WD, initial clinical data in 2027.
•Submission of an IND and/or CTA for PM647 in AATD in the third quarter of 2026, initial clinical data in 2027.
•Continued regulatory engagement with the FDA toward a BLA submission for PM359 in the first half of 2027.
Second Quarter 2026 Financial Results
•Research and Development (R&D) Expenses: R&D expenses were $33.4 million for the three months ended June 30, 2026, as compared to $41.4 million for the three months ended June 30, 2025. The decrease in R&D expenses was driven primarily by fewer R&D personnel-related costs resulting from the workforce reduction announced in May 2025, and facility cost savings realized from bringing the Company’s vivarium in-house.
•General and Administrative (G&A) Expenses: G&A expenses were $11.0 million for the three months ended June 30, 2026, as compared to $13.1 million for the three months ended June 30, 2025. The decrease in G&A expenses was primarily driven by a decrease in personnel costs resulting from one-time severance charges recorded in Q2 2025 and a decrease in stock compensation expense, and lower corporate legal fees.
•Net Loss: Net loss was $42.1 million for the three months ended June 30, 2026, as compared to $52.6 million for the three months ended June 30, 2025.
•Cash Position: As of June 30, 2026, cash, cash equivalents, investments, and restricted cash were $108.8 million, as compared to $191.4 million as of December 31, 2025.
Financial Guidance
Based on its current operating plans, Prime Medicine expects that its cash, cash equivalents and investments as of June 30, 2026 will be sufficient to fund its operating expenses and capital expenditure requirements into 2027.
About Prime Medicine
Prime Medicine is a leading biotechnology company dedicated to creating and delivering the next generation of gene editing therapies to patients. The Company is deploying its proprietary Prime Editing platform, a versatile, precise and efficient gene editing technology, to develop a new class of differentiated one-time curative genetic therapies. Designed to make only the right edit at the right position within a gene while minimizing unwanted DNA modifications, Prime Editors have the potential to repair almost all types of genetic mutations and work in many different tissues, organs and cell types. Taken together, Prime Editing’s versatile gene editing capabilities could unlock opportunities across thousands of potential indications.
Prime Medicine is currently progressing a diversified portfolio of investigational therapeutic programs organized around our core areas of focus: liver, lung, and immunology and oncology. Across each core area, Prime Medicine is focused initially on a set of high value programs, each targeting a disease with well-understood biology and a clearly defined clinical development and regulatory path, and each expected to provide the foundation for expansion into additional opportunities. Over time, the Company intends to maximize Prime Editing’s broad and versatile therapeutic potential, as well as the modularity of the Prime Editing platform, to rapidly and efficiently expand beyond the diseases in its current pipeline, potentially including additional genetic diseases, immunological diseases, cancers, infectious diseases, and targeting genetic risk factors in common diseases, which collectively impact millions of people. For more information, please visit www.primemedicine.com.
From time to time Prime Medicine may use its website, its X, formerly Twitter, account (@PrimeMedicine) or its LinkedIn profile at https://www.linkedin.com/company/prime-medicine to distribute material information. Its financial and other material information is routinely posted to and accessible on the Investors section of its website, available at www.primemedicine.com. Investors are encouraged to review the Investors section of its website because the Company may post material information on that site that is not otherwise disseminated by the Company. Information that is contained in and can be accessed through the Company’s website or its social media is not incorporated into, and does not form a part of, this press release.
© 2026 Prime Medicine, Inc. All rights reserved. PRIME MEDICINE, the Prime Medicine logos, and PASSIGE are trademarks of Prime Medicine, Inc. All other trademarks referred to herein are the property of their respective owners.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about Prime Medicine’s beliefs and expectations regarding: the continued development and advancement of its WD, AATD and CF programs, including the anticipated timing of filing an IND and/or CTA application for PM647 in 3Q of 2026, the initiation of the global Phase 1/2 clinical trial of PM577a in the second half of 2026, and initial clinical data for PM647 and PM577a in 2027; the potential of Prime Editing to correct the causative mutations of, and to cure, diseases, including WD, AATD, CF and CGD; the ongoing regulatory engagement with the FDA based on the data from its Phase 1/2 trial of PM359 and the outcomes of such engagement, including the planned submission of a BLA filing in H1 2027; the potential benefits of RMAT designation for PM359, including discussions that may support expedited approval and eligibility for rolling and priority review of a future BLA; the effect of the resolution of the arbitration with Beam Therapeutics, Inc. on the Company’s rights to develop and commercialize PM647; the modularity of the Prime Editing platform and the benefits thereof; its expectations regarding the breadth of Prime Editing technology and the implementation of its strategic plans for its business, programs, and technology; and its expected cash runway.
Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: uncertainties related to Prime Medicine’s product candidates entering clinical trials; the authorization, initiation, and conduct of preclinical and IND-enabling studies and other development requirements for potential product candidates, including uncertainties related to opening INDs and obtaining regulatory approvals; risks related to the development and optimization of new technologies, the results of preclinical studies, or clinical studies not being predictive of future results in connection with future studies; the scope of protection Prime Medicine is able to establish and maintain for intellectual property rights covering its Prime Editing technology; Prime Medicine’s ability to identify and enter into future license agreements and collaborations; Prime Medicine’s expectations regarding the anticipated timeline of its cash runway and future financial performance; and general economic, industry and market conditions. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Prime Medicine’s most recent Annual Report on Form 10-K, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Prime Medicine’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Prime Medicine explicitly disclaims any obligation to update any forward-looking statements subject to any obligations under applicable law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.
Investor and Media Contacts

Gregory Dearborn
Prime Medicine
857-209-0696
gdearborn@primemedicine.com

Hannah Deresiewicz
Precision AQ
212-362-1200
hannah.deresiewicz@precisionaq.com

Condensed Consolidated Balance Sheet Data
(unaudited)

(in thousands)	June 30, 2026	December 31, 2025
Cash, cash equivalents, and investments	$95,071	$177,680
Total assets	$249,040	$342,733
Total liabilities	$209,231	$221,865
Total stockholders’ equity	$39,809	$120,868

Condensed Consolidated Statement of Operations
(unaudited)

	Three Months Ended June 30,
(in thousands, except share and per share amounts)	2026	2025
Revenue:
Collaboration revenue — related party	$1,154	$1,115
Operating expenses:
Research and development	33,397	41,375
General and administrative	11,042	13,117
Total operating expenses	44,439	54,492
Loss from operations	(43,285)	(53,377)
Other income:
Interest income	788	743
Accretion (amortization) of investments	333	530
Change in fair value of short-term investment — related party	—	(505)
Other income, net	55	18
Total other income, net	1,176	786
Net loss attributable to common stockholders	$(42,109)	$(52,591)
Net loss per share attributable to common stockholders, basic and diluted	$(0.24)	$(0.41)
Weighted-average common shares outstanding, basic and diluted	177,224,892	129,185,918